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[LETTERHEAD OF CORESTATES APPEARS HERE]

                                                                Exhibit 99

                                                            [LOGO OF CORESTATES
                                                             APPEARS HERE]
        Contact        Gary Brooten or Gregg Feistman
                                215 973-3546


        For Release       Immediately Upon Receipt


                      CoreStates Reports Solid Earnings

                 For Second Quarter; First Quarter Restated

                Without Effect on Current Financial Position


            Philadelphia, July 20, 1994--CoreStates Financial Corp today reported operating earnings for the second quarter, excluding one-time charges associated with the acquisition of Independence Bancorp on June 27, of $102,738,000 or 72 cents per share, reflecting a quite strong 1.48% return on average assets and 18.55% return on equity. Second quarter earnings in 1993, restated to include Independence results, were $91,391,000 or 63 cents per share.

            Net income for the 1994 second quarter, including the one-time charges, was $63,091,000 or 44 cents per share.

            Terrence A. Larsen, chairman, said the year-to-year improvement in operating earnings reflected solid growth in revenues across the bank holding company's basic businesses while expenses remained essentially flat.

            Total net interest income was up more than 5%, reflecting both a moderate increase in average loans and a 26 basis-point increase in the net financial margin to a very strong 5.86%. Revenues from fee-based services also increased, with fees for international services showing the strongest rate of growth.

            "We are pleased at the basic stability and growth in our core businesses, though industry fundamentals are not as strong as we would like to see," said Larsen. He cited uneven patterns of loan volume so far in 1994, attributable to continuing uncertainties in the business climate, the recent increases in the prime lending rate and intensified competition in key markets.
                                     -more-

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            "In the setting of ongoing pressures on our industry, we are focusing more directly on expenses," he added. "We have managed expenses closely in the normal course of business and have met our consolidation targets on schedule. In view of the challenges we see in the business climate over the next year, we must ensure that we are operating at the lowest reasonable expense levels and achieving the highest possible productivity levels."

            The one-time charges associated with the Independence deal included a $25 million provision for loan losses and $34 million in closing and consolidation costs.

            Total non-performing assets were $352 million on June 30, 1994, compared to $501 million on March 31, 1994, and $529 million on June 30, 1993. The sharp decline during the second quarter resulted from a bulk sale of loans and significant charge-offs, reflecting primarily the planned upgrading of the portfolio purchased with the first quarter acquisition of Constellation Bank. The June 30, 1994 non-performing assets represented 1.28% of total assets and 1.79% of total loans plus real estate foreclosed or in process of foreclosure.

            The consolidated loan loss provision for the second quarter, including the $25 million special provision for Independence, was $50.0 million. Net charge-offs were $140.3 million for the second quarter and $172.5 million for the first six months of 1994, compared with $27.3 and $50.8 million, respectively, a year earlier. The consolidated reserve for loan losses at June 30, 1994, was $475 million or 180% of total non-performing loans.

            Consolidated total assets at June 30 were $27.5 billion, including consolidated net loans of $19.6 billion. Consolidated total deposits were $20.1 billion.

            Shareholders' equity at June 30 was $2.2 billion, or 8.0% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.7% for the quarter. Tier 1 capital at June 30 was 9.1% of risk-adjusted assets and total capital was 13.2% of risk-adjusted assets, compared to minimum regulatory requirements of 4% and 8% respectively.

            Besides the Constellation and Independence transactions that
                                     -more-

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       closed in the first and second quarters, respectively, CoreStates, assuming regulatory approval, expects to close its acquisition of Germantown Savings Bank early in the fourth quarter.

                Six-Month Results and First Quarter Restatement

            Operating earnings for the first six months, before one-time charges associated with the two acquisitions and changes in accounting principles, were $200,543,000 or $1.40 per share in 1994 compared to $171,672,000 or $1.18 per share in 1993. The 1994 results represented an operating return on average assets of 1.46% and return on equity of 17.41%.

            Net income for the first six months of 1994, including the acquisition-related charges, was $29,666,000 or 21 cents per share.
       The net figure included $195 million in pre-tax charges ($127.8 million after tax) associated with the Constellation acquisition that had been recorded originally in Constellation's fourth-quarter 1993 results and therefore in CoreStates' 1993 results as restated in May 1994 to reflect the pooling of interests of the two companies.

          Following discussions with Securities and Exchange Commission staff, CoreStates has restated the results of the 1993 fourth and 1994 first quarters to shift the $195 million in charges to the first quarter.

            The change has no effect on CoreStates' financial position as reported for either March 31 or June 30, 1994. It also has no effect on CoreStates trends and basic operating results, excluding the one-time merger-related costs, over the last three quarters.

            Larsen said the company on July 11 received SEC staff comments on a recently-filed shelf registration statement that questioned the timing of the recording of the $195 million merger-related charges.

            "It is important to note that this is not an issue of whether these non-recurring $195 million of charges have been publicly disclosed.
       They have been thoroughly discussed in our annual report to shareholders and elsewhere in required filings," Larsen said. "This is an issue of historical timing that has no financial impact on the company today or going forward."
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                          CoreStates Financial Corp
                  (in thousands, except per share amounts)

                                               Three Months Ended          Six Months Ended
                                                    June 30,                   June 30,
                                              --------------------      ----------------------
                                               1994        1993(a)       1994          1993(a)
                                              ------       -------      -------       --------
Income before cumulative effect of
 a change in accounting principle             $63,091(b)   $91,391      $33,095(b)    $171,672
                                              =======      =======      =======       ========

Net income                                    $63,091      $91,391      $29,665(c)    $158,662(d)
                                              =======      =======      =======       ========

Per Share
- ---------

Income before cumulative effect of
 a change in accounting principle               $0.44(b)     $0.63        $0.23(b)       $1.18
                                                =====        =====        =====          =====

Net income                                      $0.44        $0.63        $0.21(c)       $1.09(d)
                                                =====        =====        =====          =====

Average number of shares outstanding          142,139      145,476      143,368        145,255
                                              =======      =======      =======        =======

(a) Restated to include Constellation Bancorp which was acquired on March 16, 1994 and Independence Bancorp which was acquired on June 27, 1994. Both transactions were accounted for as a pooling of interests.

(b) Excluding after-tax merger-related charges of $127.8 million or $0.89 per share recorded in the first quarter of 1994 for the Constellation acquisition and $39.6 million or $0.28 per share recorded in the second quarter of 1994 for the Independence acquisition, selected financial results for the second quarter and six months of 1994 compared to the prior year follows:

   Income before cumulative effect of
    a change in accounting principle    $102,738  $91,391  $200,543  $171,672
   Per share                               $0.72    $0.63     $1.40     $1.18

(c) Reflects Independence's writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.

(d) Reflects the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (FAS 112). As required under FAS 112, CoreStates recognized immediately the January 1, 1993 transitional liability of $20.0 million pre-tax, $13.0 million after-tax, as the cumulative effect of a change in accounting principle in the first quarter of 1993.

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